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                                                                     Exhibit 21


SUBSIDIARIES OF THE REGISTRANT


DAOU Sentient, Inc., a Delaware Corporation
DAOU Synexus, Inc., a Delaware Corporation
DAOU TMI, Inc., a Delaware Corporation
DAOU RHI, Inc., a Delaware Corporation